Exhibit (a)(1)(D)

Offer To Purchase For Cash
All Outstanding Shares of Common Stock
of
ACCELRYS, INC.
at
$12.50 NET PER SHARE
Pursuant to the Offer to Purchase dated February 13, 2014
by
3DS ACQUISITION CORP.
a wholly owned direct subsidiary of
DASSAULT SYSTEMES AMERICAS CORP.
a wholly owned indirect subsidiary of
DASSAULT SYSTÈMES SA

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON THURSDAY, MARCH 13, 2014, UNLESS THE OFFER IS EXTENDED.

February 13, 2014

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by 3DS Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned direct subsidiary of Dassault Systemes Americas Corp., a Delaware corporation ("Parent") and a wholly owned indirect subsidiary of Dassault Systèmes SA, a French corporation with limited liability ("Dassault Systèmes SA"), to act as Dealer Manager in connection with the Purchaser's offer to purchase (the "Offer") all the issued and outstanding shares of common stock, par value $0.0001 per share ("Shares"), of Accelrys, Inc., a Delaware corporation ("Accelrys"), at a price per Share of $12.50, net to the seller in cash, without interest (such amount, as it may be adjusted from time to time on the terms and subject to the conditions set forth in the Agreement and Plan of Merger dated as of January 30, 2014, among Parent, Purchaser and Accelrys), and subject to any required withholding of taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 13, 2014 (the "Offer to Purchase"), and the related Letter of Transmittal enclosed herewith.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Offer to Purchase;

          2.     Accelrys's Solicitation/Recommendation Statement on Schedule 14D-9;

          3.     The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients, together with "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9" providing information relating to backup withholding of U.S. federal income tax;

          4.     A Notice of Guaranteed Delivery to be used to accept the Offer if all required documents cannot be delivered to Computershare Trust Company, N.A. (the "Depositary") before the Offer expires;

          5.     A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          6.     A return envelope addressed to the Depositary for your use only.

        Certain conditions to the Offer are described in Section 15 of the Offer to Purchase.

        We urge you to contact your clients as promptly as possible. Please note that the Offer will expire at 12:00 midnight, New York City time, at the end of the day on Thursday, March 13, 2014, unless the Offer is extended. Except as otherwise described in Section 4 of the Offer to Purchase previously tendered Shares may be withdrawn at any time until the Offer has expired and, unless previously accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after April 13, 2014.

        For Shares to be properly tendered pursuant to the Offer, (a) the following must be received by the Depositary at one of its addresses set forth herein before the Offer expires: (i) if the Shares being tendered are evidenced by certificates, (A) the Letter of Transmittal, properly completed and duly executed, (B) Share Certificates evidencing such Shares, in proper form for transfer, and (C) any other documents required by the Letter of Transmittal, (ii) if the Shares being tendered are uncertificated and are held on the books of Accelrys' transfer agent, (A) the Letter of Transmittal, properly completed and duly executed, and (B) any other documents required by the Letter of Transmittal and (iii) if the Shares are being tendered by book-entry transfer, (A) a Book-Entry Confirmation (as defined in Section 2 of the Offer to Purchase), (B) the Letter of Transmittal, properly completed and duly executed, or an Agent's Message (as defined in Section 2 of the Offer to Purchase) and (C) any other documents required by the Letter of Transmittal or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

        Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Innisfree M&A Incorporated (the "Information Agent") as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

        Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

Very truly yours,
Foros Securities LLC

        Nothing contained herein or in the enclosed documents shall render you the agent of the Purchaser, Parent, Dassault Systèmes SA, the Dealer Manager, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.